                                                EXHIBIT 99.27K

Christopher Grinnell Talcott Resolution Law Group 1 American Row Hartford, CT 06103 Tel. 1-860-791-0750 christopher.grinnell@talcottresolution.com

 April 21, 2025

Board of Directors
Talcott Resolution Life Insurance Company
1 American Row
Hartford, CT 06103

RE:	Talcott Resolution Life Insurance Company
Post-Effective Amendment No. 1
CRC® Compound Rate Contract
File No. 333-278908

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of market value adjusted interests under a certain Group Deferred Annuity Contract described in the Registration Statement on Form N-4 (the “Contract”) that will be offered and sold by Talcott Resolution Life Insurance Company (the “Company”). I have examined such documents (including the Form N-4 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.                 The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2.                 The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance of the securities pursuant to the Contracts in the manner described in the Form N-4 Registration Statement, the securities will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to the Form N-4 Registration Statement and to the reference to my name under the heading “Legal Opinion” in the prospectus included as a part of such Registration Statement.

Sincerely,

/s/ Christopher Grinnell
Christopher Grinnell
Vice President and Associate General Counsel